Code of Ethics

Issue

The Code of Ethics is predicated on the principle that Aspiriant owes a fiduciary duty to its clients. This Code has been adopted by Aspiriant and is designed to comply with Rule 204-A-1 under the Investment Advisors Act of 1940 (Advisors Act”). Accordingly, Aspiriant’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Aspiriant must:

•	Place client interests ahead of Aspiriant’s – As a fiduciary, Aspiriant must serve in its clients’ best interests. In other words, Aspiriant Employees may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.
•	Engage in personal investing that is in full compliance with Aspiriant’s Code of Ethics – Employees must review and abide by Aspiriant’s Personal Securities Transaction and Insider Trading Policies.
•	Avoid taking advantage of your position – Employees must not accept investment opportunities, excessive gifts or other excessive gratuities from individuals seeking to conduct business with Aspiriant, or on behalf of an advisory client.
•	Maintain full compliance with the Federal Securities Laws[1] – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

These general principles govern all conduct of employees, whether the conduct is also covered by more specific policies and procedures set forth in this manual.

Any questions with respect to Aspiriant’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Risks

In developing these policies and procedures, Aspiriant considered the material risks associated with administering the code of ethics. This analysis includes risks such as:

•	Access person engages in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to access person. (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)

•	Access persons are able to cherry pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.

•	One or more Employees engage in an excessive volume of personal trading that detracts from their ability to perform services for clients.

•	Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with Aspiriant.

[1]	“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

•	The personal trading of Employees does not comply with certain provisions of Rule 204A-1 of the Advisers Act.

•	Access persons are not aware of what constitutes inside information.

•	Employees use firm property, including research, supplies, and equipment, for material personal benefit.

•	Favoritism of one client over another client including but not limited to larger clients over smaller clients or accounts of close friends or relatives.

Policy

Aspiriant has established the following guidelines to effectuate and monitor Aspiriant’s code of ethics.

Guiding Principles & Standards of Conduct

All Employees of Aspiriant will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that Aspiriant expects from its Employees:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;

•	Place the integrity of the investment profession, the interests of clients, and the interests of Aspiriant above one’s own personal interests;

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•	Avoid any actual or potential conflict of interest;

•	Conduct all personal securities transactions in a manner consistent with this policy;

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

•	Comply with applicable provisions of the federal securities laws.

Responsibility

The Chief Compliance Officer will be responsible for administering this Code of Ethics which includes following Policies: The Insider Trading, Serving as Officers, Trustees and/or Directors of Outside Organizations and Gift and Entertainment. All questions regarding the policies should be directed to the Director of Compliance or the Chief Compliance Officer.

Code of Ethics

Personal Security Transaction Policy

Issue

Rule 204A-1 under the Advisers Act requires all Access Persons to report, and for Aspiriant to review, their personal securities transactions and holdings periodically as provided below. For purposes of the Rule, Access Persons include any supervised person of Aspiriant:

•	Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or
•	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Risks

All Aspiriant employees, officers, and owners are deemed to be Access Persons. Employees are required to comply with this Code of Ethics, as well as Aspiriant’s policies regarding "deemed insider" trading and employee holdings. These policies are designed to prevent the misuse of material, non-public information as well as demonstrate the entire Company’s commitment to the investment advice we give to our clients.

Definitions:

•	Securities Account: Any account an employee (or a family member living in the same household) has or has a beneficial ownership interest in at a brokerage or mutual fund firm.
o	All personal trade data such as transactions, holdings, and pre-clearances is as- sociated with a brokerage account in our Compliance trade review system.
•	Securities Holding: An individual security an employee or family member has in their account as of a certain date, including the number of shares.
•	Securities Transaction: Buying or selling securities in an employee or family mem- ber’s account. This does not include reinvestments or cash deposits but would include a money market fund.
•	Managed Account: Any account in which an employee or family member has dele- gated full discretionary authority to a brokerage or investment advisory firm or by direc- tion of a trust document the employee or family member has no authority over trading. Employee must provide a letter confirming delegated authority to allow designation of an account as managed.

Policy

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

Reportable and Exempt Securities Transactions

Aspiriant requires Employees to provide periodic reports (See Reporting section below) regarding transactions in any security held in a securities account, as that term is defined in Section 202(a)(18) of the Advisers Act (“Reportable Security”). Excluded from reporting are:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end mutual funds except for any Aspiriant Funds; and
•	Shares in UIT units if the UIT is invested exclusively in unaffiliated mutual funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Beneficial Ownership of Securities Holdings and Securities Accounts

Employees are considered to have beneficial ownership of securities/securities accounts if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction. 529 plans are excluded from this requirement.

The following are examples of indirect pecuniary interests in securities/securities accounts:

•	Securities and securities accounts held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including registered domestic partners), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
•	Employees’ interests as a general partner in securities and securities accounts held by a general or limited partnership; and
•	Employees’ interests as a manager/member in the securities or securities accounts held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

•	Ownership of securities/securities accounts as a trustee where either the Employee or members of the Employees’ immediate family have a vested interest in the principal or income of the trust;
•	Ownership of a vested beneficial interest in a trust; and
•	An Employee’s status as a settler/grantor of a trust, unless the consent of all the beneficiaries is required in order for the Employee to revoke the trust.

If the employee or members of the Employee’s immediate family do not have trading authority or control over a trust, then documentation of such signed by the trustee may allow this securities account to be identified as a managed account and exempt from transactional reporting.

Exempt Transactions

The following transactions are considered exempt transactions and therefore do not require reporting under the Personal Security Transaction Policy:

•	Any transaction in an account over which the Employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the Employee, accounts of family members outside of the immediate family would not be subject to review.

•	Purchases that are part of an automatic investment plan.[2]

[2]	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

•	Any transactions (except for Aspiriant Funds) occurring in an account that is managed on a fully discretionary basis by an unaffiliated money manager.

•	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

•	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.

•	Cash dividends

•	Purchases in your Aspiriant 401(k) excluding Aspiriant Affiliated Funds Insiders

Investments in Limited Offerings and Initial Public Offerings (“IPOs”)3

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO except employer securities without first obtaining prior approval of the Compliance Officer in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. Aspiriant does not consider a security to be an IPO if you are purchasing it in the open market. The Compliance Officer shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a client); and (b) conclude, after consultation with an appropriate supervisory person (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the Maintenance of Books and Records section of this Policy. Please submit this request through our compliance review system as a pre-clearance request.

Reporting

Aspiriant must collect three (3) reports from Employees that include transaction and holding information regarding the personal trading activities of the Employees. The reports, as described in further detail below, are: (1) Initial Holdings Reports (2) Quarterly Transaction Reports; and (3) Annual Holdings Reports. These reports are maintained through our compliance review system.

These reports will enable Aspiriant to maintain compliance with Rule 204A-1 under the Advisers Act, as well as assist Aspiriant in determining with reasonable assurance any indications of scalping, front-running or the appearance of a conflict of interest with client trades. Accordingly, each Employee shall report and/or attest to his/her securities transactions, accounts and holdings to Aspiriant.

1.	Initial and Annual Holdings Reports

New Employees are required to report into the compliance trade review system all of their securities and securities accounts not later than 10 days after an individual becomes an Employee.

[3]	The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504,505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Employees are required to verify the accuracy of the list of securities and securities accounts as recorded on the compliance review system on an annual basis, or on or before February 14 of each year. The report shall be current as of December 31.

2.	Quarterly Transaction Reports

Employees shall be required to report all transactions in reportable securities that they have made in the quarter, as well as any new Securities Accounts that they have opened during the quarter. In order to fulfill this reporting requirement, Employees must report this information into the compliance review system no later than thirty (30) days after the end of each calendar quarter.

ALL EMPLOYEES MUST REPORT THEIR SECURITIES ACCOUNTS, REGARDLESS OF THE TYPES OF SECURITIES THAT ARE HELD IN THE SECURITIES ACCOUNT. THE CCO MUST BE MADE AWARE OF ALL SECURITIES ACCOUNTS BENEFICIALLY OWNED BY EMPLOYEES.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Trading and Review

Though not prohibited by this Personal Security Transaction Policy, Aspiriant does not expect its Employees to engage in frequent short-term (30 days) trading. In addition, except for limited circumstances and subject to pre-clearance approval, Aspiriant forbids its Employees to trade opposite of the Company’s recommendations. Aspiriant strictly forbids “front- running” client accounts, which is a practice generally understood to be Employees personally trading ahead of client accounts. When a change is made to our trading guidelines (models or underlying securities) for our clients an employee may not execute a trade that follows this new guideline until the Firm has given approval to do so. The CCO may monitor Employees’ investment patterns to detect these types of abuses. The Director of Compliance will monitor the CCO’s personal securities transactions for compliance with the Personal Security Transaction Policy. If the Director has any concerns regarding the transactions they are to report directly to the CEO those concerns.

If Aspiriant discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the Compliance Officer to review the facts surrounding the transactions. This meeting shall help Aspiriant to determine the appropriate course of action.

Reporting Violations and Remedial Actions

Aspiriant takes the potential for conflicts of interest caused by personal investing very seriously. As such, Aspiriant requires its Employees to promptly report any violations of the Code of Ethics to the CCO. Aspiriant’s management is aware of the potential matters that may arise as a result of this requirement and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

ASPIRIANT HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND THEREFORE MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH BELOW. IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS BEING MADE ON AN ANONYMOUS BASIS.

If any violation of Aspiriant’s Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as he/she deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate. In most instances of a violation the employee’s direct supervisor shall be notified and the violation will be included in the Compliance reporting to the Executive Committee.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

Disclosure

Aspiriant shall describe its Codes of Ethics to clients in Part 2 of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for Aspiriant’s Code of Ethics shall be directed to the Compliance Department.

Recordkeeping

Aspiriant shall maintain records in the manner and to the extent set forth below, records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or Aspiriant’s management.

•	A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
•	A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
•	A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or with the past five years was, an Employee of Aspiriant.
•	A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;
•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;
•	Aspiriant shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

Responsibility

The Compliance Officer will be responsible for administering the Personal Security Transaction Policy. All questions regarding the policy should be directed to the Compliance Officer.

Code of Ethics

Insider Trading Policy

Issue

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, Aspiriant has instituted procedures to prevent the misuse of nonpublic information.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information; or
•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
•	Communicating material non-public information to others in breach of a fiduciary duty.

Aspiriant’s Insider Trading Policy applies to all of its Employees. Any questions should be directed to the Director of Compliance.

Risks

Insiders of Aspiriant Affiliated Mutual Funds

•	An “Insider” is defined by either their role within Aspiriant or within the Aspiriant Affiliated Funds providing access to material non-public information. An “Insider” must be approved by the CCO or designee to be an “Insider” before they are provided access to material non-public information.

In addition to Aspiriant’s standard Insider Trading Policy an enhanced policy applies to “Insiders” of the firm’s registered mutual funds. This policy includes a trading policy that is more restrictive than the following policy and includes a requirement to obtain permission to trade in all of the firm’s affiliated mutual funds. Additionally, all “Insiders” are required to maintain their personal securities accounts (as defined above) at one of three approved custodians: Charles Schwab, Fidelity and TD Ameritrade and to have all of these accounts set up for direct feeds into the firm’s compliance trade review system prior to being approved as an “Insider”. Additional periodic training is provided to all “Insiders”. In addition, all trades in the Affiliated Mutual Funds must be pre-approved for insiders of the Funds.

Deemed Insider Status regarding Corporations

All employees are deemed to be insiders of corporations with which Aspiriant has a relation- ship, including corporations in which clients of Aspiriant are considered to be insiders, such as members of the Board of Directors or spouses who are insiders. As such, employees are only permitted to trade securities of these corporations when our clients are permitted to trade and must obtain pre-clearance to do so.

The Compliance Department, the Investment Operations Department, and the compliance trade review system maintain lists by office of "Restricted Securities,” based on the office where the client lead works. All executives of the firm are assigned to a complete list of all “Restricted Securities”. These lists are maintained in SchwabCT and employees should refer to this list prior to placing trades. If an employee wishes to trade securities of these corpora- tions, they must obtain pre-clearance by completing a Pre-Clearance Request within the com- pliance trade review system and submit it to the Director of Compliance or designee for ap- proval.

Policy

This policy covers all of Aspiriant’s Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public, for purposes of the Aspiriant Affiliated Mutual Funds posting to www.aspiriantfunds.com will be deemed to be publicly available.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Aspiriant’s Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained, or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an Employee has questions as to whether they are in possession of material, non- public information (excluding information regarding Aspiriant Affiliated Mutual Funds known by “Insiders”) that is not otherwise subject to a confidentiality agreement, either verbal or written, they must inform the Compliance Officer as soon as possible. From this point, the Employee, and the Compliance Officer will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Employees are specifically prohibited from acting upon information, which they believe to be material, non-public information. Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.
•	Shall not engage in securities transactions of any company, except in accordance with Aspiriant’s Personal Security Transaction Policy and the securities laws.
•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.
•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.
•	Shall immediately report the potential receipt of non-public information to the Compliance Officer.
•	Shall not proceed with any research, trading, etc. until the Compliance Officer informs the Employee of the appropriate course of action.

Specific Code of Ethics procedures for employees in San Diego office

All employees in the San Diego office must obtain advance approval and document that in the Employee Transaction Buy/Sell Log for all trades involving securities cur- rently actively managed by the San Diego office for clients that are not executed through Moxy. This advance approval must be documented in the Employee Trans- action Buy/Sell Log by two San Diego principals of the firm. Whenever possible the employee should provide documentation that shows the time of day for trades exe- cuted outside of the Moxy system. The approval is only in effect for the trading day approval is granted on. The San Diego trader responsible for placing trades in Moxy for the day must obtain prior approval for any transactions placed in Moxy or outside of Moxy. San Diego employees are restricted from using Options, Short Selling, Fu- tures or Commodities in their personal accounts.

Responsibility

The Compliance Officer will be responsible for administering the Insider Trading Policy. All questions regarding the policy should be directed to the Compliance Officer.